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                                                                 Exhibit 10.17

                         PANEL MAINTENANCE AGREEMENT

       THIS PANEL MAINTENANCE AGREEMENT, made and entered into as of this 15th day of August, 1999 (the "Agreement") by and between NetRatings, Inc., a Delaware corporation ("NRI"), and Nielsen Media Research, Inc., a Delaware corporation ("NMR", and together with NRI, the "Parties").

                              B A C K G R O U N D

       A. Simultaneously with the execution and delivery of this Agreement, NMR and NRI are entering into an Operating Agreement (the "Operating Agreement") pursuant to which, among other things, NMR and NRI have agreed to cooperate in the development, marketing, sale and distribution of a data collection, processing, storage, analysis and reporting service to measure Internet usage provided under the NRI trademarks and NMR trademarks (the "Internet Service");

       B. Pursuant to the terms of the Operating Agreement, the Parties have agreed to enter into this Agreement.


       In consideration of these premises, and of the mutual promises and conditions contained in this Agreement, NMR and NRI hereby agree as follows:

                                  ARTICLE I

                                 DEFINITIONS

       For the purposes of this Agreement, the following terms shall have the meanings indicated. Capitalized terms not otherwise defined shall have the meanings set forth in the Operating Agreement.

       1.1 "AFFILIATE" shall mean a Person that controls, is controlled by or is under common control with another Person. For purposes of this Agreement, "control" shall mean direct or indirect ownership of more than 50% of the voting interest or income interest in an Entity, or such other relationship as, in fact, constitutes actual control.

       1.2 "ANCILLARY AGREEMENTS" shall mean, collectively, the Operating Agreement and the License Agreement.

       1.3 "COLLECTION SOFTWARE" shall mean the part of the NRI Proprietary Software that is installed on a Panel Member's computer to gather data about such Panel Member's Internet usage activities.

       1.4    "CONFIDENTIAL PANEL DATA" shall have the meaning set forth in
Section 2.3 below.

       1.5 "ENTITY" shall mean any general partnership, limited partnership, limited liability company, corporation, joint venture, trust, business trust, cooperative or association, or any foreign trust or foreign business organization.


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       1.6    "HOUSEHOLD PANEL" shall mean the Panel comprised of the initial group of Panel Members identified by NMR on behalf of NRI for use in connection with the Internet Service, consisting of approximately 5,000 households selected by NMR through the NMR Sampling Methodology.

       1.7 "INTELLECTUAL PROPERTY RIGHTS" shall mean all worldwide right, title and interest of a Person in, to and under any and all: (i) United States or foreign patents and pending patent applications therefor, including the right to file new and additional patent applications based thereon, including provisionals, divisionals, continuations, continuations-in-part, reissues and reexaminations; (ii) copyrights; and (iii) trade secrets, know-how, processes, methods, engineering data and technical information.

       1.8 "INTERNET SERVICE" shall have the meaning set forth in the recitals hereto.

       1.9 "INTERNET USAGE DATA" shall have the meaning set forth in Section 2.3(a) below.

       1.10 "LICENSE AGREEMENT" shall mean the Software License Agreement between the Parties of even date.

       1.11   "MAINTENANCE FEES" shall have the meaning set forth in Section
3.1.

       1.12 "MAINTENANCE SERVICES" shall have the meaning set forth in Section 2.1.

       1.13 "NMR SAMPLING METHODOLOGY" shall mean NMR's proprietary analytical and statistical protocols, methodologies for developing universe estimates, sampling methodologies and related technologies for the identification, selection and recruitment of households and Persons within certain specified market, demographic, geographic and other criteria, in each case as the same exist on the date hereof or as the same may be hereafter modified, supplemented or changed.

       1.14 "NRI PROPRIETARY SOFTWARE" shall mean all computer software programs owned by NRI as of the date hereof, as listed on EXHIBIT A, or at any time during the term of this Agreement, and all Updates thereto, for providing the Approved Internet Service (as defined in the Operating Agreement). NRI Proprietary Software expressly excludes any software that NRI licenses from Third Parties for use with the NRI Proprietary Software.

       1.15 "PANEL" shall mean any group of households or Persons identified and selected in accordance with specified criteria under the NMR Sampling Methodology for purposes of measuring specified activities.

       1.16 "PANEL MEMBER" means households, Persons or other participants comprising the Household Panel who are provided with the Collection Software for individual use in connection with the Internet Service in accordance with the terms of the Panel Member License Agreement.

       1.17 "PANEL MEMBER LICENSE AGREEMENT" shall mean the license agreement entered into between each Panel Member and NRI, as amended from time to time, substantially in the form attached hereto as EXHIBIT B.


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       1.18   "PERSON" shall mean any individual or Entity, and the heirs, executors, administrators, legal representatives, successors and assigns of the "Person" when the context so permits.

       1.19 "THIRD PARTY" shall mean a Person other than NMR or its Affiliates and NRI or its Affiliates.

       1.20   "UPDATES" shall have the meaning set forth in the Operating
Agreement.

                                  ARTICLE II

                           HOUSEHOLD PANEL SERVICES

       2.1 NMR PANEL MAINTENANCE OBLIGATIONS. The services to be rendered by NMR hereunder shall include services relating to (i) the maintenance of the Household Panel and (ii) where Approved by the Operating Committee, the expansion of the Household Panel, in each case as further provided in this
Section 2.1 below. Such services, together with the technical support services to be rendered by NMR pursuant to Section 2.2(a) below, are referred to collectively herein as the "Maintenance Services." NMR shall be the exclusive supplier of Maintenance Services to the Household Panel, provided that NMR shall have the right to outsource certain aspects of the Maintenance Services to Third Parties under its supervision in accordance with the provisions of Section 2.5. NRI may request outsourcing of Maintenance Services as provided in Section 2.5.

       (a) Subject to the terms and conditions of this Agreement, NMR hereby agrees to maintain the Household Panel (as the same may be expanded pursuant to Section 2.1(b) below) in accordance with the NMR Sampling Methodology, as the same may be updated from time to time by NMR. NRI has been provided with access to the NMR Sampling Methodology pursuant to the Operating Agreement and is familiar therewith. NMR shall not be obligated to render any maintenance obligations with respect to the Household Panel which are not contemplated by the NMR Sampling Methodology, unless specifically agreed to in writing by NMR.

       (b) The Parties acknowledge that the size of the Household Panel may be expanded upon Operating Committee Approval. If an expansion of the Household Panel is Approved by the Operating Committee, NMR will take steps to build the size of the Household Panel in accordance with the NMR Sampling Methodology, subject, however, to such guidelines as to timing, cost and other factors as are determined by Operating Committee Approval with respect to the implementation of such expansion. Notwithstanding the above, the Parties have agreed to increase the Household Panel to 25,000 Panel Members by October 31, 1999.

       2.2 TECHNICAL SUPPORT OBLIGATIONS. NMR and NRI shall each provide technical support with respect to the NRI Proprietary Software and the use of such software by Panel Members pursuant to this Section 2.2. NMR and NRI shall reasonably coordinate their efforts in performing their respective technical service obligations hereunder so as to minimize technical problems encountered by Panel Members and raise the installation and cooperation rates among Panel Members.


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       (a)    NMR shall provide "front-line" technical support to Panel Members in connection with their installation, use and maintenance of the Collection Software. Such support services shall include providing hotline telephone service to Panel Members, trouble shooting to correct errors, bugs and incompatibilities in the Collection Software and similar technical support. If NMR is unable to resolve any such technical problems, it shall refer them to NRI for resolution pursuant to Section 2.2(b). NMR shall provide NRI with a written monthly report describing all problems reported to NMR under this Section 2.2(a) and their resolution.

       (b) NRI shall provide, at its own cost and expense, back-up technical support to Panel Members, technical training and assistance to NMR personnel and technical support with respect to the Collection Software as follows:

              (i) NRI shall provide backup technical support to NMR and/or Panel Members, as and when requested by NMR, with respect to technical problems that NMR is unable to initially resolve under Section 2.2(a). NRI shall respond to all such requests for assistance as promptly as practicable in order to maximize participation rates among Panel Members and facilitate NMR's maintenance of the Household Panel. NRI shall provide NMR with a written monthly report describing all outstanding bugs/incompatibilities and the estimated resolution dates therefor.

              (ii) NRI shall provide up to four three day sessions per calendar year of technical training to NMR personnel at no cost to NMR at NMR's facilities. NRI shall be responsible for all expenses of its personnel providing training, including without limitation, lodging and food.

              (iii) To assist NMR in raising the installation and continued cooperation rate among Panel Members, NRI shall make such improvements, enhancements and modifications to the Collection Software as may be reasonably necessary and technically possible at reasonable expense from time to time in order to (A) minimize the occurrence of conflicts between the Collection Software and typical systems of computers used by Panel Members and (B) improve the ease of installation and operation of the Collection Software by Panel Members. NRI shall provide NMR with a written monthly report setting forth all planned Updates and other improvements, enhancements and modifications to the Collection Software in order to facilitate the timely preparation of revised instruction and other printed materials for distribution by NMR to Panel Members and the training of NMR's personnel with respect to the technical modifications to be implemented.

       (c) The Parties acknowledge and agree that transfers of data are necessary between NRI's data collection and reporting systems and NMR's Panel management systems. To facilitate such transfers, the Parties will reasonably cooperate with each other to ensure that all such data are in a format that is compatible with each party's data management systems.

       2.3 PANEL DATA. (a) Subject to NMR's rights under the Operating Agreement and this Agreement, as between NMR and NRI, all right, title and interest in the data obtained via the Collection Software concerning the Internet usage activities of Panel Members in the Household Panel, and all reports generated from such data for sale and distribution to customers of the Internet Service (collectively, "Internet Usage Data"), shall be vested in NRI. NMR shall have


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the right to store, access, sell, distribute and use the Internet Usage Data in accordance with the provisions of the Operating Agreement.

       (b) The Parties acknowledge and agree that the NMR Sampling Methodology imposes certain restrictions and limitations on any oral, written or other contacts with active and former Panel Members and members of the sample frame about which NRI has actual knowledge and on the use and dissemination of data and information relating to the Panel Members, including their identities and addresses. Accordingly, the Parties hereby undertake and agree to the following restrictions:

       (i) All contacts with active and former Panel Members shall be controlled by NMR, and such contacts shall only occur in compliance with applicable restrictions contained in the NMR Sampling Methodology. Neither NRI, its employees nor agents shall contact Panel Members for any purpose except as follows:

              (1) Appropriate NRI technical personnel may contact Panel Members by telephone or by E-mail to render the backup technical support services described in Section 2.2(b)(i) above.

              (2) Appropriate NRI personnel may contact a Panel Member by telephone or by E-mail to confirm such Panel Member's continued active participation in the Household Panel if Internet Usage Data has not been received from such Panel Member for a period set by the Operating Committee.

              (3) Other contacts between NRI and Panel Members may occur for appropriate reasons (e.g., NRI's internal research purposes), but only to the extent such other contacts are mutually agreed upon in advance by NMR and NRI. NRI shall give NMR prior written notice of any such proposed contacts it wishes to make so that mutual agreement of the Parties can be obtained.

              (4) All permitted contacts between NRI and Panel Members shall take place in accordance with applicable restrictions contained in the NMR Sampling Methodology which are disclosed to NRI in writing. NRI shall institute any additional limitations on contacts with Panel Members pursuant to the NMR Sampling Methodology within fifteen (15) days of notice by NMR.

       (ii) All data concerning active and former Panel Members in the Household Panel, including the names, addresses, and related demographic profiles of such Panel Members, prior contact information, current follow-up status and such other information as is generated by NMR or NRI hereunder (collectively, "Confidential Panel Data") shall be held strictly confidential by each of the Parties and their respective employees and agents in accordance with the NMR Sampling Methodology. Such Confidential


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              Panel Data shall be maintained by each party in a secure database with appropriate restrictions on access and use which are consistent with the NMR Sampling Methodology as disclosed to NRI and this Agreement. None of such Confidential Panel Data shall be sold, transferred or otherwise disseminated by either party to any Third Party for any reason whatsoever.

       (iii) Neither party shall permit its employees or consultants to assist any oral, written or other contact to occur between Panel Members and customers of the Internet Service or any other Third Parties.

       2.4 REPORTS. (a) NMR shall provide NRI with regular access to NMR's sample management system with respect to real time (i) results of ongoing recruitment efforts and acceptance rates and trends for prospective Panel Members and (ii) technical information and assistance requests received by NMR.

       (b) NRI shall provide NMR with regular access to NRI's sample management system with respect to real time reports with respect to (i) Panel Members who cease to be active Panel Members during the reporting period and
(ii) the information concerning outstanding bugs/incompatibilities and planned Updates described in Section 2.2(b) above.

       (c) NMR shall maintain records for four (4) years after providing such Maintenance Services of all the Maintenance Services provided under this Agreement and the similar services provided to its internal divisions to enable NRI to audit such records to confirm that the amounts charged as Maintenance Fees relate to Maintenance Services as defined in this Agreement and that NRI is being charged therefor in the same manner as the internal divisions. NRI may audit such records upon forty-eight (48) hours' prior written notice at the headquarters of NMR during normal business hours. If such audit reveals fees charged by NMR equaling or exceeding 110% of the actual amount due, then NMR shall pay the expenses of such audit.

       2.5 OUTSOURCING. NMR shall have the right to retain the services of Third Party vendors and suppliers to perform (or to assist it in performing) any aspect of the Maintenance Services, in each case in compliance with the NMR Sampling Methodology and under the supervision of NMR. At NRI's request, NMR agrees to provide the Maintenance Services through such Third Parties on the same terms such services are provided to NMR if NMR uses such Third Parties for services similar to the Maintenance Services.

       2.6 UNIVERSE ESTIMATES. At the request of NRI, NMR currently prepares special monthly universe estimates of the total population of Internet users in the United States ("Special Internet Universe Estimates"). NMR shall continue to prepare Special Internet Universe Estimates for NRI on a monthly basis or on such other basis as the Operating Committee may determine. NMR shall make all Special Internet Universe Estimates available to NRI on a co-exclusive basis with NMR solely for use by NMR in projecting Internet usage from the Household Panel to the entire population for the Internet Service. NMR agrees to include new questions in the Special Internet Universe Estimate script unless NMR reasonably believes that such change will be inconsistent with the quality control of the NMR Sampling Methodology. The Parties acknowledge and agree that the cost of preparing the Special Internet Universe


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

Estimates will be charged to NRI as part of the Maintenance Fees described in
Article III below. NRI may use the Special Internet Universe Estimate in any manner, including selling it as part of a different service.

                                 ARTICLE III

                               MAINTENANCE FEES

       3.1 FEES AND CHARGES. In consideration of the Maintenance Services to be rendered by NMR hereunder, NRI agrees to reimburse NMR for all of its costs incurred in connection with the provision of such Maintenance Services on the same basis as NMR charges its own divisions, including, without limitation, all compensation and benefits of NMR employees in the provision of the Maintenance Services and an allocable portion of NMR's overhead charges with respect thereto. NMR shall also be reimbursed for all out-of-pocket costs incurred by it in the performance (or its supervision of the performance by a Third Party outsourced pursuant to Section 2.5 above) of Maintenance Services hereunder, including the cost of consultants and contractors retained by NMR with the prior written approval of NRI, the cost of all training manuals and other instructional materials with the prior written approval of NRI, packaging materials and printing and shipping costs for the Collection Software incurred specifically in connection the Maintenance Services. If the Operating Agreement is terminated as a result of NMR owning less than 5.0% of NRI on a fully-diluted basis (i.e. based on the assumption that all options, warrants or other convertible securities or instruments or other rights to acquire Common Stock or any other existing or future classes of capital stock have been exercised or converted, as applicable, in full, regardless of whether any such options, warrants, convertible securities or instruments of other rights are then vested or exercisable or convertible in accordance with their terms), as a result of the purchase by NRI of NMR's shares of capital stock of NRI and the Warrants (as defined in as defined in that certain Addendum No. 1 to Restated Stockholders' Agreement by and among NMR, NRI and the other parties set forth therein (the "Addendum")) upon the occurrence of a Competitive Takeover (as defined in the Addendum), the Maintenance Fees shall be 120% of the cost of providing the Maintenance Services as determined above. All amounts charged by NMR pursuant to this Section 3.1 are referred to herein collectively as the "Maintenance Fees."

              NMR and NRI shall agree upon a budget for providing the Maintenance Services for 1999 within sixty (60) days of the date hereof. Thereafter, for each successive calendar year (each, a "Budget Year"), NMR and NRI will agree upon a budget for each Budget Year at least thirty (30) days prior to the first day of such Budget Year. If the expenditures exceed the budget, then NMR agrees to promptly meet with NRI to discuss methods to reduce
the costs.   Any budget item greater than $25,000 shall be itemized (each a
"Special Budget Item"). If the actual aggregate expenditures by NMR on any Budget Item exceed the budget for such Special Budget Item by more than 20% during such Budget Year, NMR shall not spend more than the full amount budgeted for such Special Budget Item during such Budget Year without the prior written approval of NRI which shall not be unreasonably withheld. For purposes of this Agreement, the period from the date hereof through December 31, 1999 shall be deemed a Budget Year.


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       3.2    MONTHLY INVOICES.  Following the end of each calendar month, NMR shall furnish NRI with an invoice for the Maintenance Fees for such calendar month (or partial calendar month prorated for such partial calendar month). NRI shall remit payment for such invoice within fifteen (15) business days from the date of its receipt thereof. NMR shall furnish NRI upon request with all necessary supporting documentation for the calculation of the Maintenance Fees. Interest shall be charged at the prime rate on any invoice which remains unpaid for more than thirty (30) business days after its receipt by NRI.

                                  ARTICLE IV

                                 TERMINATION

       4.1    TERMINATION.

       (a) The term of this Agreement shall commence on the date hereof and continue for so long as the Household Panel is marketed under the NMR Trademarks and the NRI Trademarks (as those terms are defined in the Operating Agreement) whether or not the Operating Agreement is terminated. If NMR elects to withdraw the use of the NMR Trademarks in connection with the marketing and sale of the Household Panel in accordance with the terms of the Operating Agreement, this Agreement shall terminate upon the effective date of such withdrawal.

       (b) This Agreement may be terminated at any time by the mutual consent of NMR and NRI.

       (c) Either Party may terminate this Agreement with respect to the Household Panel upon the material breach of any other provision of this Agreement by the other Party in respect of the Household Panel and such other party's failure to cure such breach within thirty (30) days after its receipt of written notice specifying the breach.

       4.2 EFFECT OF TERMINATION. In the event of any termination of this Agreement, NRI shall pay to NMR any and all amounts owed to NMR pursuant to
Article III with respect to the month in which such termination occurs and all previous months, to the extent not already paid and such other amounts as may be owing.


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                                  ARTICLE V

                              DISPUTE RESOLUTION

       5.1    GENERAL DISPUTE PRINCIPLES.

       (a) All disputes between NRI and NMR under this Agreement shall be settled, if possible, through good faith negotiations between the Parties. In the event such disputes cannot be so resolved, such disputes shall be resolved as provided in Section 5.2.

       (b) If either party or any of its Affiliates is subject to a claim, demand, action or proceeding by a Third Party and is permitted by law or arbitral rules to join another party to such proceeding, this Article V shall not prevent such joinder. This Article V shall also not prevent either party or any such Affiliate from pursuing any legal action against a Third Party.

       5.2    ARBITRATION OF OTHER DISPUTES.

       (a) The Parties shall submit any controversy or claim arising out of, relating to or in connection with this Agreement or any Ancillary Agreement, or the breach hereof or thereof ("Demand for Arbitration"), to arbitration administered by the American Arbitration Association ("AAA") in accordance with its then existing Commercial Arbitration Rules then in effect (collectively, "AAA Rules") and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

       (b)    The place of arbitration shall be San Diego, California.

       (c) The Parties shall attempt, by agreement, to nominate a sole arbitrator for confirmation by the AAA. If the Parties fail so to nominate a sole arbitrator within 30 days from the date when the Demand for Arbitration has been communicated by the initiating Party, the arbitrator shall be appointed by the AAA in accordance with the AAA Rules. For purposes of this Section, the "commencement of the arbitration proceeding" shall be deemed to be the date upon which the Demand for Arbitration has been delivered to the Parties in accordance with Section 5.2. A hearing on the matter in dispute shall commence within 30 days following selection of the arbitrator, and the decision of the arbitrator shall be rendered no later than 60 days after commencement of such hearing.

       (d) An award rendered in connection with an arbitration pursuant to this Section 5.2 shall be final and binding upon the Parties, and the Parties agree and consent that the arbitral award shall be conclusive proof of the validity of the determinations of the arbitrator set forth in the award and any judgment upon such an award may be entered and enforced in any court of competent jurisdiction.

       (e) The Parties agree that the award of the arbitral tribunal will be the sole and exclusive remedy between them regarding any and all claims and counterclaims between them with respect to the subject matter of the arbitrated dispute. The Parties hereby waive all IN


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PERSONAM jurisdictional defenses in connection with any arbitration hereunder or the enforcement of an order or award rendered pursuant thereto (assuming that the terms and conditions of this arbitration clause have been complied with).

       (f) The arbitrator shall issue a written explanation of the reasons for the award and a full statement of the facts as found and the rules of law applied in reaching his decision to both parties. The arbitrator shall apportion to each party all costs (including attorneys' and witness fees, if any) incurred in conducting the arbitration in accordance with what the arbitrator deems just and equitable under the circumstances. Any provisional remedy which would be available in a court of law shall be available from the arbitrator pending arbitration of the dispute. Either party may make an application to the arbitrator seeking injunctive or other interim relief, and the arbitrator may take whatever interim measures such arbitrator deems necessary in respect of the subject matter of the dispute, including measures to maintain the status quo until such time as the arbitration award is rendered or the controversy is otherwise resolved. The arbitrator shall only have the authority to award any remedy or relief (except ex parte relief) that a Superior Court of the State of California could order or grant, including, without limitation, specific performance of any obligation created under this Agreement, the issuance of an injunction, or the imposition of sanctions for abuse or frustration of the arbitration process, but specifically excluding punitive damages.

       (g) The Parties may file an application in any proper court for a provisional remedy in connection with an arbitrable controversy, but only upon the ground that the award to which the application may be entitled may be rendered ineffectual without provisional relief. The Parties may also commence legal action in lieu of any arbitration under this Section 5.2 in connection with any Third Party litigation proceedings.

       (h) For purposes of any suit, action or legal proceeding permitted under this Article V, each Party (a) hereby irrevocably submits itself to and consents to the non-exclusive jurisdiction of the United States District Court for the Southern District of California for the purposes of any suit, action or legal proceeding in connection with this Agreement, including to enforce an arbitral resolution, settlement, order or award made pursuant to this Agreement (including pursuant to the U.S. Arbitration Act or otherwise), and (b) to the extent permitted by applicable law, hereby waives, and agrees not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or legal proceeding pending in such event, any claim that it is not personally subject to the jurisdiction of such court, that the suit, action or legal proceeding is brought in an inconvenient forum or that the venue of the suit, action or legal proceeding is improper. Each party hereby agrees to the entry of an order to enforce any resolution, settlement, order or award made pursuant to this Section
5.2 by the United States District Court for the Southern District of California and in connection therewith hereby waives, and agrees not to assert by way of motion, as a defense, or otherwise, any claim that such resolution, settlement, order or award is inconsistent with or violative of the laws or public policy of the State of California or any other jurisdiction.


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

                                  ARTICLE VI

                     INDEMNIFICATION; CERTAIN LIMITATIONS

       6.1 NMR INDEMNIFICATION. NMR hereby agrees, at its expense, to defend, indemnify and hold harmless NRI from and against any losses, damages, expenses, liabilities and costs (including reasonable legal fees) incurred by NRI as a result of any claims brought against NRI by Third Parties arising out of NMR's performance of Maintenance Services or any technical support services and performance of the Collection Software hereunder, except to the extent that NRI is responsible for any such losses and damages pursuant to Section 6.2. NMR is not liable for any claims of infringement of Third Party intellectual property rights by the Collection Software.

       6.2 NRI INDEMNIFICATION. NRI's indemnification obligations with respect to infringement of Third Party intellectual property rights are governed solely by Article X of the License Agreement. In addition, NRI hereby agrees, at its expense, to defend, indemnify and hold harmless NMR from and against any losses, damages, expenses, liabilities and costs (including reasonable legal fees) incurred by NMR as a result of any claims brought against NMR by Panel Members arising out of the provision of technical support services by NRI for the Collection Software or the performance of the Collection Software by any Panel Member, including, without limitation, any claims that the Collection Software as delivered to NMR damaged or otherwise harmed any computers when properly used, except to the extent that such damages or claims are caused by NMR's or the Panel Member's failure to follow technical support guidelines or instructions established by NRI with respect to the Collection Software or NMR's errors or other problems introduced as part of the reproduction or distribution of the Collection Software by NMR or its Affiliates.

       6.3 CERTAIN LIMITATIONS. The Parties' obligations under this Article VI shall be subject to the following terms and conditions:

              (i) The indemnified party shall give the indemnifying party prompt written notice of any claim, provided that any delay in or failure to provide such notice shall relieve the indemnifying party of its obligation to indemnify only to the extent that such failure or delay results in material prejudice to the indemnifying party,

              (ii) The indemnifying party shall have exclusive control over the defense and settlement of such claim, except that the indemnified party may participate in such action at its own cost and expense.

              (iii) The indemnified party shall provide reasonable assistance to the indemnifying party, at the indemnifying party's expense, in connection with the defense of such claim. The indemnified party will cooperate with the indemnifying party to reduce its liability, such as by shipping new Collection Software to Panel Members.


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

       6.4 NMR OBLIGATIONS. The Parties acknowledge and agree that the size of the Household Panel will fluctuate as Panel Members terminate their active participation in such Panel or cease to qualify for such participation based upon criteria and requirements reflected in the relevant Panel Member License Agreement or the NMR Sampling Methodology. Further, the size of the Household Panel will be affected by the technical performance of the Collection Software which may impact install rates for such software, including, among other factors, such software's capacity to measure all Internet usage within each household in accordance with NMR Sampling Methodology and such software's compatibility with personal computers operated by Panel Members. However, NMR shall use reasonable commercial efforts to maintain the number of Panel Members in the Household Panel at the minimum size requirements of 25,000 after October 31, 1999 or such other number as the Operating Committee shall decide. Notwithstanding the foregoing, the Parties agree that the failure to maintain the number of Panel Members in the Household Panel because of the failure of the Collection Software to perform in accordance with its specifications, a general decrease in the participation by Panel Members not caused by changes in the NMR Sampling Methodology or other factors beyond the reasonable control of NMR shall not be a material breach of its obligations under the Agreement.

       6.5 LIMIT OF LIABILITY. EXCEPT AS PROVIDED IN SECTIONS 6.1 AND 6.2, NEITHER PARTY WILL BE LIABLE TO THE OTHER FOR ANY SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL OR STATUTORY DAMAGES RELATED TO ANY CAUSE OF ACTION OF THE OTHER PARTY ARISING OUT OF THIS AGREEMENT, EVEN IF SUCH PARTY IS INFORMED OF THE POSSIBILITY THEREOF IN ADVANCE.

                                 ARTICLE VII

                                MISCELLANEOUS

       7.1 GOVERNING LAW. This Agreement, and the respective rights, duties and obligations of the Parties hereunder, shall be governed by and construed and enforced in accordance with the laws of the State of New York.

       7.2 SUCCESSORS AND ASSIGNS. Except as otherwise provided in this Agreement, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties to this Agreement. Notwithstanding anything herein to the contrary, either Party shall have the right to assign its rights or obligations hereunder, without the prior written consent of the other Party, to an Affiliate, provided that no such assignment hereunder shall relieve the assigning Party of its obligations hereunder.

       7.3 ENTIRE AGREEMENT; AMENDMENT. This Agreement, the Ancillary Agreements and the other documents delivered pursuant to this Agreement at the closing constitute the full and entire understanding and agreement between the Parties with regard to the subject matter hereof and thereof, and supersede all prior agreements and merge all prior discussions, negotiations, proposals and offers (written or oral) between them, and neither Party shall be liable or bound to the other party in any manner by any warranties, representations or covenants except as specifically set forth herein or therein. Except as expressly provided in this Agreement, neither


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this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument signed by the Party against whom enforcement of any such amendment, waiver, discharge or termination is sought.

       7.4 NOTICES, ETC. All notices and other communications hereunder shall be deemed given if given in writing and delivered by hand, prepaid express or courier delivery service or by facsimile transmission or mailed by registered or certified mail (return receipt requested), facsimile or postage fees prepaid, to the party to receive the same at the respective addresses set forth below (or at such other address as may from time to time be designated by such Party in accordance with this Section 7.4):

              (a)    If to NMR:

                     Nielsen Media Research, Inc.
                     299 Park Avenue
                     New York, NY  10171
                     Telephone:    (212) 708-7004
                     Facsimile:    (212) 708-7012
                     Attention:    Chief Legal Officer

                     With copies to:

                     Coudert Brothers
                     1114 Avenue of the Americas
                     New York, New York  10036
                     Telephone:    (212) 626-4400
                     Facsimile:    (212) 626-4120
                     Attention:    James C. Colihan, Esq.

              (b)    If to NRI:

                     NetRatings, Inc.
                     830 Hillview Court #225
                     Milpitas, California 95035
                     Telephone:    (408) 941-2946
                     Facsimile:    (408) 951-0487
                     Attention:    Stephen Gross, Vice President Finance

                     With copies to:

                     Gray, Cary, Ware & Freidenrich, LLP
                     400 Hamilton Avenue
                     Palo Alto, CA  94301
                     Telephone:    (650) 328-6561
                     Facsimile:    (650) 327-3699
                     Attention:    Mark F. Radcliffe, Esq.


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

       All such notices and communications hereunder shall for all purposes of this Agreement be treated as effective or having been given when delivered if delivered personally, or, if sent by mail, at the earlier of its receipt or 72 hours after the same has been deposited in a regularly maintained receptacle for the deposit of the United States mail, addressed and postage prepaid as aforesaid.

       7.5 DELAYS OR OMISSIONS. Except as expressly provided in this Agreement, no delay or omission to exercise any right, power or remedy accruing to either party, upon any breach or default of the other party under this Agreement, shall impair any such right, power or remedy of such party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of such party of any breach or default under this Agreement, or any waiver on the part of such party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any holder, shall be cumulative and not alternative.

       7.6 CONFIDENTIAL INFORMATION. (a) For the purposes of this Agreement, "Confidential Information" shall mean any information delivered by one party ("Disclosing Party") to the other party ("Receiving Party") which the Receiving Party knows or has reason to know is considered confidential by the Disclosing Party. Receiving Party agrees to take precautions to prevent any unauthorized disclosure or use of Confidential Information consistent with precautions used to protect Receiving Party's own confidential information, but in no event less than reasonable care. Except as provided below, Receiving Party agrees to treat the Confidential Information as confidential and shall not disclose the Confidential Information to any Person or Entity without Disclosing Party's prior written consent. Disclosing Party may only disclose the Confidential Information to Receiving Party's employees or contractors who reasonably require access to such Confidential Information to perform obligations under this Agreement. Receiving Party shall take all appropriate steps to ensure that its employees and contractors who are permitted access to the Confidential Information agree to act in accordance with the obligations of confidentiality imposed by this Agreement. Should Receiving Party be faced with legal action to disclose Confidential Information received under this Agreement, Receiving Party shall promptly notify Disclosing Party, and upon Disclosing Party's request, shall reasonably cooperate with Disclosing Party in contesting such disclosures. Receiving Party shall maintain the secrecy of the Confidential Information disclosed pursuant to this Agreement for a period of five (5) years from the date of disclosure thereof. The obligations imposed by this Article VII shall survive any termination of this Agreement.

       7.7    NON-CONFIDENTIAL INFORMATION.  The obligations set forth in
Section 7.6 shall not apply to any particular portion of any Confidential Information that: (i) now or subsequently becomes generally known or available through no act or omission of Receiving Party; (ii) is known to Receiving Party at the time of receipt of the same from Disclosing Party; (iii) is provided by the Disclosing Party to a Third Party without restriction on disclosure; (iv) is subsequently rightfully provided to Receiving Party by a Third Party without restriction on disclosure; or (v) is independently developed by Receiving Party, as can be demonstrated from


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

Receiving Party's business records and documentation, provided the person or persons developing the same had not had access to the Confidential Information of the Disclosing Party prior to such independent development.

       7.8 PUBLICITY. Neither Party (nor such Party's Affiliates) shall issue any press release disclosing the terms of, or relating to, this Agreement or any Ancillary Agreement, without the prior written consent of the other Party; provided, however, that neither Party or its Affiliates shall be prevented from complying with any duty of disclosure it may have pursuant to Applicable Laws. Such disclosing Party shall use its best efforts to consult with the other Party regarding the issuance of any such press release, or with regard to any public statement disclosing the terms of this Agreement or any Ancillary Agreement and shall use its best efforts to obtain confidential treatment for any Confidential Information where such press release or other public statement is required to be made by Applicable Law.

       7.9 EXPENSES. Each of the Parties shall bear all legal, accounting and other transaction expenses incurred by it in connection with the negotiation, execution, delivery and performance of this Agreement.

       7.10 COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be enforceable against the parties actually executing such counterparts, and both of which together shall constitute one instrument.

       7.11 SEVERABILITY. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision; provided that no such severability shall be effective if it materially changes the economic benefit of this Agreement to any party.

       7.12 TITLES AND SUBTITLES. The titles and subtitles used in this Agreement are used for convenience only and are not considered in construing or interpreting this Agreement.


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

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

                                            NETRATINGS, INC.



                                            By:
                                                -------------------------------

                                            NIELSEN MEDIA RESEARCH, INC.



                                            By:
                                                -------------------------------




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